Chembio Participating in the XIX International AIDS Conference in Washington, D.C.

Company to Showcase its Growing Franchise of Rapid, Point-of-Care HIV Diagnostic Tests to Premier Gathering of World Leaders in HIV

MEDFORD, N.Y (July 23, 2012) – Chembio Diagnostics, Inc. (NASDAQ: CEMI), a leader in point-of-care diagnostic tests for infectious diseases, is participating  in the XIX International AIDS Conference taking place from July 22-27 in Washington, D.C. at the Walter E. Washington Convention Center.  The Company will be showcasing its growing portfolio of rapid, point-of-care HIV diagnostic tests in Hall C, Booth 50.

“We are a proud participant in AIDS 2012, the world’s premier conference addressing HIV research, treatments, policies, testing and more.  We look forward to exhibiting our entire suite of HIV rapid, point-of-care diagnostic tests before an audience of the world’s leading AIDS clinicians, policy makers and advocates.  Chembio is the only U.S.-based manufacturer of U.S. Food and Drug Administration (“FDA”)-approved rapid HIV tests whose products have been selected in national testing algorithms funded by the U.S government’s PEPFAR program and the Global Fund to Stop HIV, Tuberculosis and Malaria, and we maintain the same high standards for global markets as we do in the U.S.,” noted Lawrence Siebert, Chembio’s Chief Executive Officer.

“In addition to our commercial products, we look forward to showcasing our expanding pipeline of rapid HIV tests.  We will be  featuring our DPP® HIV 1/2  Assay, a rapid point-of-care test for the detection of antibodies to HIV 1 and 2 in oral fluid, finger-stick whole blood, venous whole blood, and serum or plasma samples, which provides a simple "reactive/non-reactive" result.  We have submitted a Premarket Approval (“PMA”) application with the FDA for marketing approval of this assay, and expect our submission to be reviewed and approved by the end of 2012.

“With the recent FDA market approval of another company’s HIV over-the-counter (OTC) self-test for consumers, we are accelerating our development plans to bring our own rapid, in-home HIV test to market.  Chembio is uniquely positioned to address the HIV self-test opportunity with our unitized Sure Check® HIV 1/2 finger-stick whole blood test.  This test is FDA-approved for the professional market, is well established in the U.S. as marketed by Alere as Clearview Complete HIV 1/2, and is more sensitive than the existing competitive oral fluid test.

In order to begin the regulatory process toward an over-the-counter market approval for self-testing by consumers, a company must first have a product that is FDA-approved for the professional market, making Chembio the only current practical alternative to the recently approved oral fluid self-test. We look forward to highlighting this product and its potential at AIDS 2012.  We will also be presenting our multiplex, DPP® HIV-Syphilis test for use in  pre-natal testing programs.  These  programs are instrumental in preventing the transmission of  these and other disease from a pregnant mother to her unborn child,” added Mr. Siebert.

Leaders from the worlds of science, diplomacy, politics, philanthropy and entertainment are speaking at AIDS 2012, including: President Bill Clinton; U.S. Secretary of State Hillary Rodham Clinton; U.S. Secretary of Health and Human Services Kathleen Sebelius; South African Deputy President Kgalema Motlanthe; Former U.S. First Lady Laura Bush; HRH Mette-Marit, Crown Princess of Norway; World Bank President Jim Yong Kim; UNAIDS Executive Director Michel Sidibé; Nobel Laureate Francoise Barré-Sinoussi; NIAID Director Anthony Fauci; Philanthropist Bill Gates; Humanitarian Elton John; and Actress Whoopi Goldberg.

About The International AIDS Conference
The International AIDS Conference is the premier gathering for those working in the field of HIV, as well as policy makers, persons living with HIV and other individuals committed to ending the pandemic. It is a chance to assess where we are, evaluate recent scientific developments and lessons learned, and collectively chart a course forward.

The AIDS 2012 program will present new scientific knowledge and offer many opportunities for structured dialogue on the major issues facing the global response to HIV. A variety of session types – from abstract-driven presentations to symposia, bridging and plenary sessions – will meet the needs of various participants. Other related activities, including the Global Village, satellite meetings, exhibitions and affiliated independent events, will contribute to an exceptional opportunity for professional development and networking.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

LHA
Anne Marie Fields
(212) 838-3777
AFields@lhai.com
@LHA_IR_PR
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